PRESS RELEASE

MERIDIAN INTERSTATE BANCORP, INC.

January 5, 2010
For Immediate Release

Contact:	Richard J. Gavegnano
Chairman and Chief Executive Officer
(978) 977-2211

MERIDIAN INTERSTATE BANCORP, INC. AND EAST BOSTON SAVINGS BANK
COMPLETE ACQUISITION OF MT. WASHINGTON COOPERATIVE BANK

January 5, 2010 - East Boston, Massachusetts – Meridian Interstate Bancorp, Inc. (“Meridian Interstate”) (NASDAQ:EBSB), the holding company for East Boston Savings Bank, announced today that it has completed its acquisition of Mt. Washington Cooperative Bank (“Mt. Washington”).  The combination of Mt. Washington and East Boston results in a community bank with 20 full service branch offices located throughout the Boston metropolitan area.  Each Mt. Washington branch office has become a branch office of East Boston Savings Bank, and such branch offices will operate under the name “Mt. Washington Bank, A Division of East Boston Savings Bank.”

Richard J. Gavegnano, Chairman and Chief Executive Officer of Meridian Interstate and East Boston Savings Bank, stated that, “We are very pleased to welcome Mt. Washington’s customers and hard-working employees into our franchise.  This transaction combines two locally focused banks that have long standing ties to their communities and have served their communities for more than 278 years combined.  We are committed to providing the same high quality service and support that our customers expect.”

Edward J. Merritt, the former Chief Executive Officer of Mt. Washington, will join the East Boston management team as the President of the Mt. Washington Division.  Mr. Merritt and one former Mt. Washington director will join the Meridian Interstate Board of Directors.  Mr. Merritt stated that, “The merger with East Boston is a natural fit in terms of our locations and operating philosophy.  We will continue to operate the Mt. Washington branches as a division of East Boston with the same personnel that our customers have come to depend on.”

Pursuant to the merger agreement, Meridian Interstate issued 514,109 shares of its common stock to Meridian Financial Services, Incorporated, Meridian Interstate’s top-tier mutual holding company.  The shares issued reflect the value of Mt. Washington as determined by two independent appraisals.  As a result of the merger, the depositors of Mt. Washington have become depositors of East Boston Savings Bank, and will have the same rights and privileges in Meridian Financial Services, as if their deposit accounts had been established in East Boston Savings Bank on the date established at Mt. Washington.

Following completion of the transaction, Meridian Interstate will make a contribution of $250,000 to the Mt. Washington Charitable Foundation.

The transaction is expected to increase East Boston Savings Bank’s deposits from $931.4 million to $1.3 billion.  Mt. Washington’s approximately $387.6 million in deposits in Suffolk county will increase East Boston Savings Bank’s market share ranking from 9th to 5th in the county, and 2nd in the county amongst institutions headquartered in Massachusetts.

In addition, Meridian Interstate expects to contribute approximately $15 million of capital to East Boston Savings Bank following the merger.

In connection with this transaction, Sterne Agee & Leach, Inc. acted as financial advisor to Meridian Interstate.  Luse Gorman Pomerenk & Schick, PC represented Meridian Interstate as legal counsel, while Foley Hoag LLP represented Mt. Washington.

About Meridian Interstate

Meridian Interstate and East Boston Savings Bank are headquartered in East Boston, Massachusetts.  Founded in 1848, East Boston Savings Bank operates 13 full-service branch locations and one loan center in the greater Boston metropolitan area.  At September 30, 2009, Meridian Interstate had $1.2 billion in total assets.  Meridian Interstate common stock is traded on the Nasdaq Global Select Market under the symbol “EBSB.” For more information, please visit Meridian Interstate’s website at www.ebsb.com.

About Mt. Washington

Prior to the merger, Mt. Washington Bank had six banking offices (three in South Boston, two in Dorchester and one in Jamaica Plain) and a loan office in South Boston.  At September 30, 2009, Mt. Washington had assets of $501.1 million, deposits of $387.6 million and equity capital of $32.8 million.

Forward Looking Statements

This press release contains certain “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks, as described in Meridian Interstate’s SEC filings, and uncertainties, including, but not limited to, those related to difficulties in achieving cost savings from the merger, difficulties in integrating East Boston Savings Bank and Mt. Washington, increased economic pressures, significantly increased competition among depository and other financial institutions, legislative or regulatory changes that adversely affect financial institutions; the effect of the current governmental effort to restructure the U.S. financial and regulatory system and the effect of the current financial crisis on financial institutions’ loan and investment portfolios, and deposit and other customers.

Meridian Interstate wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. Meridian Interstate does not undertake and specifically declines any obligation to publicly release the results of any revision which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.